UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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FORWARD INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)

TERENCE BERNARD WISE HOWARD MORGAN MICHAEL LUETKEMEYER ERIC FREITAG SANGITA SHAH N. SCOTT FINE DARRYL KEYS
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Terence Bernard Wise, together with the other participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of his director nominees at the 2014 annual meeting of stockholders of Forward Industries, Inc. ("Forward"), a New York corporation.

On August 28, 2014, Mr. Wise issued the following press release:

Terence Bernard Wise Issues Comment Regarding
Forward's Reckless Dismissal of Its Chief Financial Officer

SAFFRON WALDEN, Essex, UK, August 28, 2014 – Terence Bernard Wise, the largest shareholder and member of the board of directors of Forward Industries, Inc. (NASDAQ: FORD), a designer and distributor of custom carry and protective solutions, issued a statement today commenting on Forward's abrupt firing of its Chief Financial Officer on August 19, 2014 without full Board accord, immediately prior to the release of Forward's second-quarter 2014 results.

"The unexpected firing of James McKenna, Forward's Chief Financial Officer since 2008, represents yet another reckless effort by Chairman Frank LaGrange Johnson and his supporters on the Board to further insulate their positions in the face of managerial disapproval and shareholder value destruction.

Since 2012, Mr. McKenna has repeatedly voiced his concerns regarding Mr. Johnson and his hand-picked CEO Robert Garrett's questionable investments, business strategies and insider deals, only to be ignored and increasingly marginalized.  These are concerns I share and that, in part, propelled my determination to introduce new leadership to Forward's Board through the nomination of new, independent director candidates.

Over the past few months, Messrs. Johnson and Garrett and their supporters on the Board have purposefully hindered Mr. McKenna from performing his duties to Forward as CFO, including intentionally excluding him (and the full Board) from crucial discussions regarding drastic changes to Forward's capital structure and financial future.  They have now taken the contemptible step of silencing their critics.  It is my belief that Mr. McKenna's termination was a deliberate effort by Mr. Johnson and his supporters to eliminate dissent and continue their campaign of value destruction unhindered.

Mr. McKenna has since initiated a federal whistleblower suit against Forward, Messrs. Johnson and Garrett and their supporters on the Board in U.S. District Court in the Southern District of New York, attesting to illegal and improper conduct perpetrated by them against Forward.  Mr. McKenna's allegations are deeply disturbing and confirm that Mr. Johnson's regime cannot be permitted to continue unabated.  It is clear to me that Mr. Johnson and his supporters truly will stop at nothing to preserve their control of the Board and keep shareholders in the dark regarding fundamental changes to Forward, decided behind closed doors."

As previously disclosed, Mr. Wise filed a derivative suit on behalf of Forward in the Supreme Court of the State of New York against Mr. Johnson and affiliated directors after learning of the improper filing of a misleading listing application with NASDAQ, which contemplated the issuance of shares representing over 20% of Forward's outstanding common stock at a 10% discount to market value and without Board or shareholder approval, and which was filed under the name and office of Mr. McKenna without his knowledge or authorization.  Mr. Wise continues to believe that Mr. Johnson and his supporters on the Board are engaging in entrenchment tactics aimed at disenfranchising shareholders in advance of Forward's 2014 Annual Meeting, which have now culminated in their dismissal of a key employee whose talents are vital at this crucial juncture in Forward's history.  Mr. Wise urges all shareholders to be wary of the repeated efforts by Mr. Johnson and his affiliates to defend their control of Forward and to voice their concerns to the Board directly.

ADDITIONAL INFORMATION:

Terence Bernard Wise, together with the other participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of his director nominees at the 2014 annual meeting of stockholders of Forward Industries, Inc. ("Forward"), a New York corporation.

FORWARD STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY STATEMENT AND OTHER PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO INNISFREE M&A INCORPORATED TOLL-FREE AT (888) 750-5834 (BANKS AND BROKERS MAY CALL COLLECT AT (212) 750-5833).

The Participants in the proxy solicitation are Terence Bernard Wise, Howard Morgan, Michael Luetkemeyer, Eric Freitag, Sangita Shah, N. Scott Fine and Darryl Keys (collectively, the “Participants”).

As of the date hereof, Mr. Wise beneficially owns 1,608,541 shares of the Company's common stock, constituting approximately 19.6% of the class. As of the date hereof, Mr. Morgan beneficially owns 25,000 shares of the Company's common stock.

Contact:
Innisfree M&A Incorporated

Scott Winter, 212-750-5833